Exhibit 21

Subsidiaries of Modern Holdings Incorporated

Basset AB (Sweden)

Blackbook Photography Inc. (Delaware)

Great Universal, Inc. (Delaware)

Innova Claims Management, LLC dba Specialty Claims Management (Delaware)

Loft Life, Inc. (Delaware)

Lors Photography, Inc. (Delaware)

MHI Investments AB (Sweden)

Modern Billing Solutions, Inc. (Delaware)

Xpeedio Support Solutions AB (Sweden)